UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

FUBOTV INC. (f/k/a FACEBANK GROUP, INC.)
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

143764108
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Comcast Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 578,974
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 578,974

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 578,974
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON CO

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Comcast Bidco Holdings Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION England & Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 571,507
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 571,507

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,507
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON FI

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Comcast Bidco Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION England & Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 571,507
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 571,507

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,507
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON FI

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Sky Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION England & Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 571,507
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 571,507

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,507
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON FI

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Sky UK Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION England & Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 571,507
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 571,507

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,507
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON FI

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Sky Ventures Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION England & Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 571,507
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 571,507

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 571,507
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON FI

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Comcast Holdings Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,467
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 7,467

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,467
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12.	TYPE OF REPORTING PERSON CO

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Comcast Cable Communications, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING 7,467
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 7,467

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,467
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12.	TYPE OF REPORTING PERSON OO

CUSIP No.   143764108

1.	NAMES OF REPORTING PERSONS Comcast Cable Communications Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,467
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 7,467

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,467
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12.	TYPE OF REPORTING PERSON OO

Item 1(a).	Name of Issuer:

fuboTV Inc. (formerly known as FaceBank Group, Inc.)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1330 Avenue of the Americas, New York, New York 10019

Item 2(a).	Name of Reporting Persons:

(a)	Comcast Corporation

(b)	Comcast Bidco Holdings Limited

(c)	Comcast Bidco Limited

(d)	Sky Limited

(e)	Sky UK Limited

(f)	Sky Ventures Limited

(g)	Comcast Holdings Corporation

(h)	Comcast Cable Communications, LLC

(i)	Comcast Cable Communications Management, LLC

Sky Ventures Limited and Comcast Cable Communications Management, LLC are the direct holders of 571,507 and 7,467 shares, respectively, of the Issuer’s common stock included in this Schedule 13G.

Sky Ventures Limited is a wholly owned subsidiary of Sky UK Limited, which is a wholly owned subsidiary of Sky Limited, which is a wholly owned subsidiary of Comcast Bidco Limited, which is a wholly owned subsidiary of Comcast Bidco Holdings Limited, which is a wholly owned subsidiary of Comcast Corporation.

Comcast Cable Communications Management, LLC is a wholly owned subsidiary of Comcast Cable Communications, LLC, which is a wholly owned subsidiary of Comcast Holdings Corporation, which is a wholly owned subsidiary of Comcast Corporation.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

(a)	Comcast Corporation: One Comcast Center, Philadelphia, Pennsylvania 19103-2838

(b)	Comcast Bidco Holdings Limited: Sky Central Grant Way, Isleworth, Middlesex, TW7 5QD United Kingdom

(c)	Comcast Bidco Limited: Sky Central Grant Way, Isleworth, Middlesex, TW7 5QD United Kingdom

(d)	Sky Limited: Sky Central Grant Way, Isleworth, Middlesex, TW7 5QD United Kingdom

(e)	Sky UK Limited: Sky Central Grant Way, Isleworth, Middlesex, TW7 5QD United Kingdom

(f)	Sky Ventures Limited: Sky Central Grant Way, Isleworth, Middlesex, TW7 5QD United Kingdom

(g)	Comcast Holdings Corporation: One Comcast Center, Philadelphia, Pennsylvania 19103-2838

(h)	Comcast Cable Communications, LLC: One Comcast Center, Philadelphia, Pennsylvania 19103-2838

(i)	Comcast Cable Communications Management, LLC: One Comcast Center, Philadelphia, Pennsylvania 19103-2838

Item 2(c).	Citizenship:

(a)	Comcast Corporation: Pennsylvania

(b)	Comcast Bidco Holdings Limited: England & Wales

(c)	Comcast Bidco Limited: England & Wales

(d)	Sky Limited: England & Wales

(e)	Sky UK Limited: England & Wales

(f)	Sky Ventures Limited: England & Wales

(g)	Comcast Holdings Corporation: Pennsylvania

(h)	Comcast Cable Communications, LLC: Delaware

(i)	Comcast Cable Communications Management, LLC: Delaware

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001

Item 2(e).	CUSIP Number:

143764108

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

The information requested in this item is incorporated herein by reference to the cover pages to this Schedule 13G.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2022

COMCAST CORPORATION

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Chief Legal Officer and Secretary

COMCAST BIDCO LIMITED

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Director

SKY UK LIMITED

By:	/s/ Robert Eatroff
Name: Robert Eatroff
Title: Authorized Attorney

COMCAST HOLDINGS CORPORATION

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Senior Executive Vice President, General Counsel and Secretary

COMCAST BIDCO HOLDINGS LIMITED

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Director

SKY LIMITED

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Director

SKY VENTURES LIMITED

By:	/s/ Robert Eatroff
Name: Robert Eatroff
Title: Authorized Attorney

COMCAST CABLE COMMUNICATIONS, LLC

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Senior Executive Vice President, General Counsel and Secretary

COMCAST CABLE COMMUNICATIONS MANAGEMENT, LLC

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Senior Executive Vice President, General Counsel and Secretary

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that (i) this statement on Schedule 13G has been adopted and filed on behalf of each of them and (ii) all future amendments to such statement on Schedule 13G will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Date: February 10, 2022

COMCAST CORPORATION

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Chief Legal Officer and Secretary

COMCAST BIDCO LIMITED

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Director

SKY UK LIMITED

By:	/s/ Robert Eatroff
Name: Robert Eatroff
Title: Authorized Attorney

COMCAST HOLDINGS CORPORATION

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Senior Executive Vice President, General Counsel and Secretary

COMCAST BIDCO HOLDINGS LIMITED

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Director

SKY LIMITED

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Director

SKY VENTURES LIMITED

By:	/s/ Robert Eatroff
Name: Robert Eatroff
Title: Authorized Attorney

COMCAST CABLE COMMUNICATIONS, LLC

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Senior Executive Vice President, General Counsel and Secretary

COMCAST CABLE COMMUNICATIONS MANAGEMENT, LLC

By:	/s/ Thomas J. Reid
Name: Thomas J. Reid
Title: Senior Executive Vice President, General Counsel and Secretary